Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of November 20, 2014, is made by and between Intrawest Resorts Holdings, Inc., a Delaware corporation (the “Corporation”), and William A. Jensen (“Jensen”, and together with the Corporation, the “Parties”).

WHEREAS, the Parties entered into an Amended and Restated Employment Agreement, effective as of January 20, 2014 (the “Employment Agreement”);

WHEREAS, Jensen’s service as the Chief Executive Officer of the Corporation terminated effective as of November 20, 2014;

WHEREAS, Jensen will serve as a non-executive officer employee of the Corporation from November 21, 2014 through December 1, 2014 (the “Termination Date”), at which time his employment will terminate in accordance with Section 5(b) of the Employment Agreement;

WHEREAS, the Parties desire that Jensen provide certain transitional Consulting Services (as defined below) to the Corporation after the Termination Date; and

WHEREAS, the Parties desire to enter into this Agreement, which sets forth certain terms relating to the termination of Jensen’s employment and his provision of the Consulting Services and provides for certain payments and benefits that will be made to Jensen as a result of his termination of employment.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Termination of Employment.

(a)          The Parties acknowledge and agree that (i) Jensen’s services as the Chief Executive Officer of the Corporation terminated effective as of November 20, 2014 and (ii) Jensen’s employment with the Corporation and its affiliates will terminate as of the Termination Date. Jensen has resigned or hereby resigns all positions he has held as an officer and director of the Corporation and its subsidiaries and affiliates and any other entity set forth on Schedule 1 hereto, effective as of the date hereof, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Corporation to further effectuate or further memorialize the resignation from such positions.

(b)          Within fourteen (14) days after the Termination Date, the Corporation will pay Jensen a lump sum cash payment in respect of Jensen’s (i) accrued but unpaid base salary earned through the Termination Date, and (ii) accrued but unused vacation time earned through the Termination Date. In addition, the Corporation will reimburse Jensen for all business expenses incurred on behalf of the Corporation through the Termination Date, in accordance with the Corporation’s policies with respect to the reimbursement of expenses.

2.           Consulting Services.

(a)          Effective as of the Termination Date and continuing through December 31, 2014 (the “Initial Consulting Period”), Jensen shall serve as a consultant to the Corporation providing such transitional services as are reasonably requested by the Chief Executive Officer of the Corporation (the “CEO”) or his designee from time to time (the “Consulting Services”). The Initial Consulting Period may be extended upon agreement of Jensen and the CEO for up to two additional 30 day periods following the end of the Initial Consulting Period (the period during which Jensen provides the Consulting Services, the “Consulting Period”).

(b)          Jensen shall receive an hourly cash consulting fee in respect of his provision of the Consulting Services at a rate to be agreed-upon by Jensen and the CEO from time to time (the “Consulting Fee”). The Consulting Fee shall be paid to Jensen in such intervals as is determined by the Corporation, but in no event shall it be paid less frequently than monthly.

(c)          Either Jensen or the CEO may terminate the Consulting Period at any time prior to the scheduled end of the Consulting Period upon five (5) days of advance written notice to the other and in the event of such termination the only payment due to Jensen hereunder in respect of the Consulting Services shall be any unpaid portion of the Consulting Fee, which shall be paid promptly following the date of such termination.

(d)          Jensen’s relationship to the Corporation during the Consulting Period shall only be that of an independent contractor and he shall perform the Consulting Services as an independent contractor. During the Consulting Period, Jensen shall not (i) have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Corporation or any of its subsidiaries, or to bind such entities in any manner, except as may be authorized in writing by the CEO, and shall not make any contrary representation to any third party, (ii) direct the work of any employee of the Corporation or make any management decisions on behalf of the Corporation or (iii) be entitled to, and shall make no claim to, rights or benefits afforded to the employees of the Corporation or any of its subsidiaries. Jensen shall be solely responsible for the payment of all taxes relating to the Consulting Fee and no withholding will be made by the Corporation in respect thereof.

3.           Severance Payments and Benefits. If Jensen (a) executes this Agreement effective as of the date hereof, (b) re-executes this Agreement on or after the Termination Date (the “Re-Execution”) and the revocation period described in Section 9 hereof with respect to the Re-Execution expires within 60 days after the Termination Date (the date on which such revocation period expires, the “Release Effective Date”) and (c) continues to comply with his fiduciary obligations to the Corporation, the covenants under Sections 6(d), 6(e), 6(f) and 6(g) of the Employment Agreement and any other material ongoing obligations to which he is subject, then Jensen will be entitled to the following (the “Severance Benefits”):

(a)         An amount in cash equal to the sum of (i) $700,000 (the “Base Salary Payments”) and (ii) $13,960 (the “Welfare Benefit Payments”), payable in substantially equal installments for 12 months following the Termination Date (the “Payment Period”) in accordance with the Corporation’s normal payroll practices; provided that (A) the first such payment shall be made on the first regularly scheduled payroll date in 2015 following the Release Effective Date (the “Initial Payment Date”) and shall include all payments that would have otherwise been made between the Termination Date and the Release Effective Date if such payments had commenced on the Termination Date and (B) if Jensen commences alternate employment or self-employment at any time prior to the first anniversary of the Termination Date (other than any consulting fees paid to him by the Corporation), the remaining Base Salary Payments shall be reduced in amount (to zero if applicable) by Jensen’s salary, wages and other income received or earned or equity interests received or granted (or committed to be granted) from such alternate employment or self-employment;

(b)         A lump sum cash payment equal to the product of (i) the cash bonus, if any, that would have been paid to Jensen pursuant to the terms of the annual cash incentive plan in which Jensen participates in respect of the 2015 fiscal year had he remained in employment and (ii) a fraction, the numerator of which is the number of days that elapsed in the 2015 fiscal year through the Termination Date and the denominator of which is 365, payable on the date such bonuses are paid to then-current employees of the Corporation;

(c)         83,333 shares of common stock, par value $0.01 per share, of the Company (each, a “Share”) to be delivered on the Initial Payment Date in settlement of the 83,333 restricted stock units previously granted to Jensen that were scheduled to vest on January 30, 2015 under the Restricted Stock Unit Award Agreement by and between the Corporation and Jensen, dated as of January 30, 2014 (the “RSU Award Agreement”).

Notwithstanding any other provision of this Agreement to the contrary, if, on or following the Termination Date, Jensen (i) fails to comply with his fiduciary obligations to the Corporation or (ii) materially breaches any of the covenants under Section 6(d), 6(e), 6(f) or 6(g) of the Employment Agreement or any other material ongoing obligations to which he is subject, then (A) Jensen shall immediately forfeit his right to receive the Severance Benefits, to the extent then unpaid, and (B) the Corporation shall be entitled to require that (x) Jensen repay to the Corporation an amount in cash equal to the gross amount of the Severance Benefits previously paid to him pursuant to Sections 3(a) and 3(b) hereof, if applicable, and (y) Jensen return to the Corporation each Share that he received pursuant to Section 3(c) hereof, or to the extent he no longer holds all such Shares, that he repay to the Corporation an amount in cash equal to the fair market value of such Shares that he no longer holds, determined based on the greater of the closing market price of the Shares as of the Initial Payment Date or the closing market price of the Shares as of the date on which he sold such Shares. The Corporation will provide Jensen with written notice of the breach and give him ten (10) days to either cure the breach, to the extent curable, or explain why he does not believe there has been a breach. Jensen shall be required to repay the applicable amount, and return any applicable Shares, within fourteen (14) days following the end of the cure period. This paragraph shall be in addition to any other remedy at law or in equity available to the Corporation.

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4.           Jensen Acknowledgements and Covenants.

(a)          Jensen acknowledges that the Corporation has provided him with all monies and benefits to which he is owed under the Employment Agreement, the RSU Award Agreement or otherwise, and that the Corporation’s agreement to provide the Severance Benefits is solely in exchange for the promises, releases and agreements of Jensen set forth in this Agreement. Jensen further acknowledges that such Severance Benefits do not constitute an admission by the “Releasees” (as defined below) of liability or of violation of any applicable law or regulation. The Releasees expressly deny any liability or alleged violation and state this arrangement has been made in recognition of Jensen’s service to the Corporation and for the purpose of compromising any and all claims of Jensen without the cost and burden of litigation. Jensen acknowledges and agrees that he is required to execute and continue to comply with the terms of this Agreement as a condition to receiving the Severance Benefits, and would not be entitled to the Severance Benefits if he did not do so.

(b)          Jensen shall provide written notice to the Corporation if he commences alternate employment or self-employment during the Payment Period.

5.          General Release of Claims.

(a)         Jensen and his heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge the Corporation and its subsidiaries, and each of their past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively referenced herein as “Releasees”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Jensen now has, has had, or may hereafter have against any of the Releasees (i) from the beginning of time through the date upon which Jensen signs this Agreement, and/or (ii) arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (A) Jensen’s service as an officer, director or employee, as the case may be, of the Corporation and its subsidiaries and affiliates, (B) any transaction prior to the date upon which Jensen signs this Agreement and all effects, consequences, losses and damages relating thereto, (C) the Amended and Restated Employment Agreement by and between the Corporation and Jensen, dated as of January 20, 2014 (the “Employment Agreement”), (D) all cash incentive awards, and all equity or equity-based awards granted, or promised to be granted, by the Corporation to Jensen and (E) Jensen’s termination of employment with the Corporation under the common law or any federal or state statute, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; The Equal Pay Act; the False Claims Act, 31 U.S.C.A. § 3730, as amended, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended (“ADEA”); The Older Workers’ Benefit Protection Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Fair Labor Standards Act of 1938; Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(b)         Notwithstanding the foregoing, nothing in this Agreement will release or waive any rights or claims Jensen may have: (i) under this Agreement or to the Severance Benefits; (ii) for indemnification under any written indemnification agreement by and between Jensen and the Corporation and/or under applicable law or the Corporation’s charter or bylaws; (iii) under any applicable insurance coverage(s) (including, without limitation, COBRA rights) ; (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans of the Corporation; (v) with respect to any claims that cannot be waived by operation of law; (vi) with respect to any claims which may arise after Jensen signs this Agreement; or (vii) with respect to Jensen’s right to challenge the validity of the release under the ADEA.

(c)         Additionally, while Jensen acknowledges and understands that by this Agreement he foregoes, among other things, any and all past and present rights to recover money damages or personal relief arising out of Jensen’s employment with the Corporation, the Parties agree that this Agreement shall not preclude Jensen from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency.

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6.          Affirmations. Jensen affirms that he has not filed or caused to be filed, and is not a party to any claim, complaint, or action against the Corporation or any of its subsidiaries or affiliates in any forum or form. Jensen also affirms that he has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Jensen disclaims and waives any right of reinstatement with the Corporation or any subsidiary or affiliate thereof.

7.          Restrictive Covenants. Jensen acknowledges and agrees that any and all restrictive covenants to which he is subject, including, but not limited to, those contained in Section 6 of the Employment Agreement, will continue in effect in accordance with the terms and conditions thereof.

8.          Consultation with Attorney; Voluntary Agreement. Jensen acknowledges that (a) the Corporation has advised him of his right to consult with an attorney of his own choosing prior to executing this Agreement, (b) Jensen has carefully read and fully understands all of the provisions of this Agreement, and (c) Jensen is entering into this Agreement, including the provisions set forth in Section 5 hereof, knowingly, freely and voluntarily in exchange for good and valuable consideration.

9.          Revocation. Jensen acknowledges that he has been given twenty-one (21) calendar days to consider the terms of this Agreement, although he may sign it sooner. Jensen agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Jensen will have seven (7) calendar days from the date this Agreement is originally executed by Jensen and the date of the Re-Execution to revoke his consent to the terms of this Agreement. Such revocation must be in writing and sent via hand delivery or facsimile to the attention of the Corporation’s Chief General Counsel, fax no: (303) 749-8201. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Jensen, this Agreement will not become effective and Jensen will not have any rights to the Severance Benefits. Provided that Jensen does not revoke this Agreement within such seven-day period, this Agreement will become effective on the eighth calendar day after the date on which Jensen signs it.

10.          Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by overnight courier of national reputation (e.g., FedEx or UPS) or sent by registered mail, return receipt requested, as follows:

To Employer:                     c/o Intrawest Resorts Holdings, Inc.
1621 18th Street, Suite 300
Denver, CO 80202
Attention: Chief General Counsel

To Executive:                     William A. Jensen
At address currently on the Corporation’s records

11.          Governing Law. This Agreement will be governed by and construed and enforced according to the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

12.          Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Corporation is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to guarantee any particular tax result for Jensen with respect to any payment provided hereunder, and Jensen shall be responsible for any taxes imposed on him with respect to any such payment.

13.          Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements with respect thereto.

14.          Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Corporation makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

15.          Modifications. This Agreement may not be changed, amended, or modified unless done so in a writing signed by the Corporation and Jensen.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Intrawest Resorts Holdings, Inc.

Dated: November 20, 2014	By: /s/ Joshua B. Goldstein
Name: Joshua B. Goldstein
Title: Executive Vice President,
Chief General Counsel, and
Corporate Secretary

William A. Jensen

Dated: November 20, 2014	/s/ William A. Jensen

Jensen hereby re-executes this Agreement on the date set forth below.

William A. Jensen

Dated: ____________ ___, 201_

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Schedule 1

[Entities]

SCHEDULE 1

Entity Name	Title
0827965 B.C. Ltd.	Chief Executive Officer
0827965 B.C. Ltd.	Director
1584041 Alberta ULC	Chief Executive Officer
1584041 Alberta ULC	Director
22 Station Development Corporation	President
22 Station Development Corporation	Director
2910942 Canada Inc.	Chief Executive Officer
2910942 Canada Inc.	President
2910942 Canada Inc.	Director
379192 British Columbia Ltd.	Chief Executive Officer
379192 British Columbia Ltd.	Director
4023480 Canada Inc.	Chief Executive Officer
4023480 Canada Inc.	President
4023480 Canada Inc.	Director
6068057 Canada Inc.	Chief Executive Officer
6068057 Canada Inc.	President
6068057 Canada Inc.	Director
682523 Alberta Ltd.	President
682523 Alberta Ltd.	Director
Alpine Aerotech GP Ltd.	Chief Executive Officer
Alpine Aerotech GP Ltd.	Director
Blue Mountain Resorts GP Inc.	Chief Executive Officer and President
Blue Mountain Resorts GP Inc.	Director
Bugaboo Helicopter Skiing 1992 Inc.	Chief Executive Officer
Bugaboo Helicopter Skiing 1992 Inc.	Director
Canadian Mountain Holidays GP Inc.	Chief Executive Officer
Canadian Mountain Holidays GP Inc.	Director
Canmore Heli Service Ltd.	President
Canmore Heli Service Ltd.	Director
CDAE Acquisitions Corporation/Corporation d’Acquisitions CDAE	Chief Executive Officer
CDAE Acquisitions Corporation/Corporation d’Acquisitions CDAE	Director
Cheat Mountain Water Company, Inc.	President
Cheat Mountain Water Company, Inc.	Director
Copper Mountain, Inc.	President
Copper Mountain, Inc.	Director
Extraordinary Escapes Corporation	President
Extraordinary Escapes Corporation	Director
First Ascent Development Corporation	President
First Ascent Development Corporation	Director
ICRE, Inc.	President
ICRE, Inc.	Director
Intrawest California Holdings, Inc.	President
Intrawest California Holdings, Inc.	Director
Intrawest Colorado Events Marketing Inc.	President
Intrawest Colorado Events Marketing Inc.	Director
Intrawest Golf Holdings, Inc.	President
Intrawest Golf Holdings, Inc.	Director
Intrawest Hawaii, Inc.	President
Intrawest Hawaii, Inc.	Director
Intrawest Hospitality Management, Inc.	President

SCHEDULE 1

Intrawest Hospitality Management, Inc.	Director
Intrawest Marketing, Inc.	Chief Executive Officer
Intrawest Marketing, Inc.	Director
Intrawest Mountain Adventures, Inc.	President
Intrawest Mountain Adventures, Inc.	Director
Intrawest Operations Group Holdings, LLC	Chief Executive Officer and President
Intrawest Operations Group, LLC	Chief Executive Officer and President
Intrawest Operations Group, LLC	Manager
Intrawest Resort Ownership U.S. Corporation	President
Intrawest Resort Ownership U.S. Corporation	Director
Intrawest Resorts Holdings, Inc.	Director
Intrawest Resorts Holdings, Inc.	Chief Executive Officer and President
Intrawest Restaurants Hawaii Holdings, Inc.	Director
Intrawest Restaurants Hawaii, Inc.	Director
Intrawest Retail Group, Inc.	President
Intrawest Retail Group, Inc.	Director
Intrawest Shared Services, Inc.	President
Intrawest Shared Services, Inc.	Director
Intrawest Snowshoe Development, Inc.	President
Intrawest Snowshoe Development, Inc.	Director
Intrawest Stratton Development Corporation	President
Intrawest Stratton Development Corporation	Director
Intrawest Trading Company Inc.	President
Intrawest Trading Company Inc.	Director
Intrawest U.S. Commercial Property Management, Inc.	President
Intrawest U.S. Commercial Property Management, Inc.	Director
Intrawest U.S. Holdings Inc.	President
Intrawest U.S. Holdings Inc.	Director
Intrawest ULC	Director
Intrawest ULC	Chief Executive Officer and President
Intrawest Ventures, Inc.	President
Intrawest Ventures, Inc.	Director
Intrawest Waikoloa, Inc.	President
Intrawest Waikoloa, Inc.	Director
Intrawest/Eagle’s Nest, Inc.	President
Intrawest/Eagle’s Nest, Inc.	Director
Intrawest/Lake Las Vegas Development Corporation	President
Intrawest/Lake Las Vegas Development Corporation	Director
Intrawest/Lodestar Development Company	President
Intrawest/Lodestar Development Company	Director
Intrawest/Winter Park Development Corporation	President
Intrawest/Winter Park Development Corporation	Director
Intrawest/Winter Park Holdings Corporation	President
Intrawest/Winter Park Holdings Corporation	Director
Intrawest/Winter Park Operations Corporation	President
Intrawest/Winter Park Operations Corporation	Director
Intrawest/Winter Park Restaurant Corporation	Director
IRG Restaurant Company	Director
Juniper Properties, Inc.	President
Juniper Properties, Inc.	Director
Mammoth Hospitality Management, L.L.C.	Governing Board
MMSA Investors, L.L.C.	Manager

SCHEDULE 1

Mont Tremblant Resort Inc./Station Mont Tremblant Inc.	Chief Executive Officer
Mont Tremblant Resort Inc./Station Mont Tremblant Inc.	Director
Northwest Maui Corporation	Director
Northwest Maui Corporation	President
Playground Advisory Services, LLC	President
Playground Destination Properties Inc.	Chief Executive Officer
Playground Destination Properties Inc.	Director
Playground Mexico, S. de R.L. de C. V.	Chairman
Playground Real Estate GP Ltd.	President
Playground Real Estate GP Ltd.	Director
Playground Real Estate Inc.	President
Playground Real Estate Inc.	Director
Playground Real Estate Ltd.	President
Playground Real Estate Ltd.	Director
Playground Services Inc.	President
Playground Services Inc.	Director
Resort Reservations Network, Inc.	President
Resort Reservations Network, Inc.	Director
Sandestin Resort & Club, Inc.	Director
Sandestin Resort & Club, Inc.	President
Snowshoe Mountain, Inc.	Director
Steamboat Ski & Resort Corporation	President
Steamboat Ski & Resort Corporation	Director
The Stratton Corporation	President
The Stratton Corporation	Director
Tower Ranch Development Ltd.	President
Tower Ranch Holding Corporation	President
Upper Bench Development Corporation	President
Upper Bench Development Corporation	Director
Walton Pond Apartments, Inc.	President
Walton Pond Apartments, Inc.	Director
Westbrook Development Corporation	Chief Executive Officer
Westbrook Development Corporation	Director